Exhibit 10.22

JOEL PENSLEY

Attorney at Law

211 Schoolhouse Road

Norfolk, Connecticut 06058

(860) 542-1122

Fax: (212) 898-1266

Email: jpensiey@hughes.net

Admitted in New York State

November 30, 2007

Michael Cohen

Chief Executive Officer

National Stem Cell Holding, Inc. 187 Mill Lane

Mountainside, New Jersey 07052

RE: Agreement for Legal Services

Dear Mr. Cohen

I have had several discussions with you relating to the performance of corporate and securities legal services for National Stem Cell Holding, Inc.

This letter will describe the basis on which I will provide those services. In addition, it will address specific matters that are required to be set forth in writing by the standards of bar association pursuant to which I practice. It is preferable to put these matters in writing so that they are completely understood and agreed to at the commencement of our engagement. If you have any comments or questions concerning the terms of this engagement, or if you would like to discuss possible modifications, please do not hesitate to phone.

I. Client: The client is National Stem Cell Holding, Inc., a Delaware corporation (the "Company"). You have agreed that my representation of the Company does not give rise to an attorney-client relationship between me and any of the Company's affiliates or constituents such as shareholders, partners, officers, directors or employees unless set forth on Schedule A to this letter as it may be amended in writing from time to time.

2. Scope of Engagement: I will act as the General Counsel for the Company. I will advise the Company with respect to corporate and securities matters including but not limited to preparing and reviewing disclosure documents, initially to the Pink Sheets and subsequently to the Securities and Exchange Commission (including but not limited to a registration statement and amendments thereto, prospectus, if required, Form D, if required, and submissions to the Blue Sky commissioners of the various states in which the Company sells its securities, preparing and reviewing press releases, interfacing with the chief financial officer and independent accountants, preparing employment and 'consulting agreements, preparing or reviewing agreements in which the Company is a party, and providing general legal advice to management on an as needed basis. You may limit or expand the scope of my representation from time to time, provided that you will not substantially expand the scope of my representation without a further written agreement.

3. Term of Engagement: This engagement has commenced as of November 30, 2007 and will terminate, if not mutually renewed or earlier terminated, on November 29, 2009. I will include on my statements separate charges for performing services such as photocopying, messenger and delivery service, travel, word processing involving staff, computer research involving staff, and search and filing fees. Fees and expenses of others (such as consultants, appraisers, and local counsel) generally will not be paid by me, but will be billed directly to you.

As is appropriate in any professional relationship, you may terminate our engagement at any time upon reasonable notice, and I retain that right as well, subject on my part to the applicable rules of professional conduct. In the event that I terminate the engagement, I will take such steps as are reasonably practicable to protect your interests in the above matter. In the event that our representation is terminated, you agree to pay all bills representing reimburse able expenses thereafter rendered covering the period prior to termination. If you terminate the engagement for cause, all share certificates not required to be delivered to me will be cancelled on the books and records of the Company; if the engagement is cancelled not for cause, I am entitled to the immediate delivery of all share certificates required to be delivered to me including certificates representing the bonus fee as described in paragraph 6 hereunder.

4.

Conclusion of Representation; Retention and Disposition of Documents: Unless previously terminated or extended, my representation of the Company will terminate upon my sending you my final statement for services rendered in this matter. Following such termination, any otherwise non-public information you have supplied to me which is retained by me will be kept confidential in accordance with the applicable rules of professional conduct. At your request, your papers and property will be returned to you. My own files pertaining to the matter, which may include copies of your papers, will be retained by me. These firm files include, for example, administrative records, expense reports, and internal work product such as drafts, notes, internal memoranda, and legal and factiml research, including investigative reports, prepared by or for the my internal. For various reasons, including the minimization of unnecessary storage expenses, I reserve the right to destroy or otherwise dispose of any such documents or other materials retained by me within a reasonable time after the termination of the engagement. In any event, all documents and other materials in my file may be discarded or destroyed, without notice to you, after a period of no less than five (5) years following the conclusion of our engagement.

5.

Post-Engagement Matters: You are engaging me to provide legal services for a specific period of time. After completion of the matter, changes may occur in applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you engage me after completion of the matter to provide additional advice on issues arising after the stated period of time, I have no continuing obligation to advise you with respect to future legal developments. In addition, unless you and I agree in writing to the contrary, I will have no obligation to monitor renewal or notice dates or similar deadlines which may arise from the matters for which I had been engaged.

6.

Fees and Expenses: This Engagement Letter confirms our oral agreement as follows: I will receive 2,000,000 shares of the common stock of the Company issued immediately for each year of service. In addition, you will pay me a bonus fee of 1,000,000 shares of the common stock of the Company to vest when a registration statement relating to the Company and/or its securities is filed with the Securities and Exchange Commission; you will pay me an additional 1,500,000 shares of common stock of the Company if I become an officer of the Company.

I will include on my statements separate charges for performing services such as photocopying, messenger and delivery service, travel, long distance telephone and telecopy, and filing fees. Fees and expenses of others (such as consultants and local counsel, pre-approved in writing by the Company) generally will not be paid by me, but will be billed directly to you.

7. Miscellaneous. I am an independent consultant and am not an employee of the Company. I am a member in good standing of the bar of the State of New York. I am permitted to practice before the Securities and Exchange Commission.

8. Client Responsibilities: You agree to pay for services and expenses as provided above. In addition, you agree to be candid and cooperative with me and will keep me informed with complete and accurate factual information, documents and other communications relevant to my representation or otherwise reasonably requested by me.

If this Agreement correctly sets forth your understanding of the scope of the services to be rendered to you, and if all of the terms set forth in this Engagement Letter are satisfactory, then please sign the enclosed copy and return it to me. If the scope of services described is incorrect or if the terms set forth are not satisfactory to you, please let me know in order that I can discuss either aspect. I appreciate your decision to retain me and very much look forward to the opportunity of working with you.

Sincerely,

/s/ Joel Pensley

Joel Pensley

The undersigned has read and understands the above Agreement, and accepts and agrees to all of its terms and conditions.

Date: November 30. 2007

NATIONAL STEM CELL HOLDING, INC.

By: /s/ Michael Cohen

        Michael Cohen,

        Chief Executive Officer